Exhibit 5

701 Ninth Street, N.W. Washington, DC 20068 202-872-3585 KCFitzgerald@pepcoholdings.com
KEVIN C. FITZGERALD Executive Vice President General Counsel

June 13, 2013

Pepco Holdings, Inc.
701 Ninth Street, N.W.
Washington, D.C. 20068

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of Pepco Holdings, Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 5,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), of the Company for offer and sale under the Pepco Holdings, Inc. Retirement Savings Plan (the "Plan").

In connection with the opinion set forth below, I, or my representatives, have examined originals, or copies certified or otherwise identified to my or their satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion.  In such examination, I or my representatives have assumed the genuineness of all signatures, the authenticity of all documents submitted to me or them as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents.  As to any facts material to my opinion, I have relied upon the aforesaid instruments, certificates, records and documents and inquiries of Company representatives.

Based upon the foregoing examination, I am of the opinion that the 5,000,000 shares of Common Stock being registered pursuant to the Registration Statement have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Pepco Holdings, Inc.
June 13, 2013

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Item 5.  Interests of Named Experts and Counsel" therein and in the related prospectus, and in any supplement thereto or amendments thereof.  My consent to such reference does not constitute a consent under Section 7 of the Act, and in consenting to such reference I have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kevin C. Fitzgerald

Kevin C. Fitzgerald, Esq.